UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549

FORM 8-K

Pursuant to SECTION 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2005

Dyadic International, Inc.
(Exact name of small business issuer as specified in its charter)

Delaware	333-102629	45-0486747
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

140 Intracoastal Pointe Drive, Suite 404, Jupiter, Florida	33477
(Address of principal executive offices)	(Zip Code)

(561) 743-8333
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

On December 15, 2005, the Board of Directors of Dyadic International, Inc. (“the Company”) approved the acceleration of vesting for the unvested portion of all outstanding employee incentive stock options awarded from May 2001 to present under the Dyadic International, Inc. 2001 Equity Compensation Plan, as amended. While the Company typically issues options that vest equally over four years, as a result of this vesting acceleration, stock options to purchase approximately 1.2 million shares of the Company’s common stock, of which approximately 600,000 are held by the Company’s executive officers and directors, became immediately exercisable. The exercise prices of the affected stock options range from $1.90 to $5.93 and the closing price of the Company’s common stock on December 15, 2005, was $1.75.

The purpose of the accelerated vesting is to provide a non-cash benefit to the Company’s employees and to eliminate future compensation expense the Company would otherwise recognize in its income statement with respect to these accelerated options upon the adoption of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment (“SFAS 123R”). SFAS 123R is effective for the first fiscal year that begins after December 15, 2005, and will require that compensation expense associated with stock options be recognized in the income statement, rather than as footnote disclosure in the Company’s consolidated financial statements. The estimated future compensation expense associated with these accelerated options that would have been recognized in the Company’s income statement upon implementation of SFAS 123R is approximately $1.3 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DYADIC INTERNATIONAL, INC.
Date: December 16, 2005	By: /s/ Mark A. Emalfarb
Name: Mark A. Emalfarb
Title: President and Chief Executive Officer